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                                                                    Exhibit 99.2


                               PLATO LEARNING, INC
                      FISCAL YEAR 2004 Q4 FINANCIAL RELEASE
                                 CONFERENCE CALL
                                DECEMBER 15, 2004


OPERATOR
--------

Ladies and gentlemen, welcome to today's PLATO Learning fourth quarter conference call. At this time, I would like to introduce David Smith, Interim CEO and director of PLATO Learning.

DAVE SMITH
----------

Good afternoon. Thank you for joining us today for our regularly scheduled quarterly conference call. With me today are Larry Betterley, our Senior Vice President and Chief Financial Officer, and Steve Schuster, our Vice President and Treasurer.

I will make a few opening remarks, Larry will comment on the financial results and then I will make some concluding comments. We will then take your questions.

Before we start, Larry will preface our remarks with a safe harbor statement. Larry.

LARRY BETTERLEY
---------------

This announcement includes forward-looking statements. PLATO Learning has based these statements on its current expectations and projections about future events. Although PLATO Learning believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that the assumptions and expectations will prove to have been correct. These statements are subject to the risks and uncertainties as those described in the Company's Annual report on Form 10-K for the year ended October 31, 2003. Actual results may differ materially from anticipated results.

The content of our call contains time-sensitive information that is accurate only as of today, December 15, 2004. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This call is the property of PLATO Learning, Inc. Any redistribution, or rebroadcast of this call in any form without the express written consent of PLATO Learning, Inc. is prohibited.

DAVE SMITH
----------

Thanks Larry.

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The financial results we announced today for our fourth quarter of fiscal 2004 were consistent with the guidance shared in our November 10th press release and subsequent conference call. While these results were short of original expectations, they did show solid progress over 2003, during a time of soft market conditions and during a time of transition for the Company, as we integrated the Lightspan operations.

Revenues were at the highest level in Company history, growing 12% for the quarter and 10% for the year on a pro-forma basis, including pre-merger Lightspan revenue amounts. All revenue categories showed growth in those periods, especially the services area, continuing the trend toward those products. Deferred revenue also grew by 14% from last year on a pro-forma basis, further reflecting that trend. We closed 48 transactions over $100,000 in the quarter, with a total value of $19.8 million, bringing the total number of large sales to 213 for the year with a total value of $67.3 million. While the number of large transactions was similar to those achieved in 2003 on a pro-forma basis, the average value of those sales increased 47% for the quarter and 18% for the year.

Gross Margins were lower than 2003, primarily due to product mix, which Larry will discuss in more detail. Operating expenses were in line with our expectations and reflect the cost synergies we expected to be achieved in the Lightspan merger.

The resulting pre-tax earnings of $3.8 million for the quarter and $200 thousand for the year were substantial improvements over 2003 pro-forma amounts of less than $1 million for the quarter and a pre-tax loss of over $20 million for the year.

The Company's cash and investment position has grown substantially to over $45 million at year-end as a result of significant cash flow from operations, driven by solid earnings before non-cash items, improvements in accounts receivable metrics and growing deferred revenue balances. This cash position provides the Company with the flexibility to make investments needed to grow the business further in the future.

Much has been accomplished during 2004 and, as stated earlier, our financial results are solid improvements over 2003. The better news, however, is that we still have many improvements that can be made to our operations to drive performance substantially higher. I will discuss these in a few minutes, after Larry reviews the financial results for 2004 in further detail. Larry.

LARRY BETTERLEY
---------------

Thank you Dave.

Q4 FINANCIAL RESULTS:
---------------------

Revenues for fourth quarter 2004 totaled $42.4 million, a $4.4 million or 12% increase versus the $38.0 million of combined revenues reported by PLATO Learning and Lightspan in the comparable period of 2003. Our net earnings for the fourth quarter were $2.2 million, or $0.09 per diluted


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share, as compared to net earnings of $3.3 million, or $0.20 per diluted share, for the same period of 2003. The fourth quarter results for 2004 included tax expense of $1.6 million, or 41.7% of pre-tax earnings, compared to $1.7 million, or 34.7% of pre-tax earnings in the fourth quarter of 2003.

REVENUES:
---------

Revenue growth for the quarter was driven by growth in all revenue categories, especially services and other revenues. We have included supplemental information in today's press release that reconciles the revenue PLATO Learning reported last year to what we reported today, with consideration for the acquisition of Lightspan. Our 2004 year-to-date results in that presentation also reflect the fact that the acquisition did not close until mid-November.

License fee revenues in fourth quarter 2004 were $24.4 million, a $1.0 million or 4% increase from the $23.4 million of combined revenue for the comparable period of 2003. Subscription revenue growth slowed to 6% during the quarter, impacted in part by the timing of renewals and in part by stronger sales of our client hosted courseware; however we still believe we will continue to see a shift away from perpetual licenses to our subscription-based products, as shown by the 13% year over year growth in this category.

Professional services revenue grew by $1.5 million or 19% in the fourth quarter of 2004 over combined 2003 results, resulting from increased services to correlate curriculum to standards and to aid in the professional development of teachers.

Other revenue grew substantially to $3.9 million for the quarter from a combined $2.2 million in 2003. This growth was driven by significant orders for our Achieve Now product line which includes sales of Sony playstations, and by increases in sales of third party courseware, such as our WorldView product line.

Revenues for the year grew to $141.8 million, a 10% increase from 2003 amounts on a pro-forma basis, with license fees growing 6% and subscriptions and services growing 13% and 16%, respectively.

Our October 31, 2004 deferred revenue balance was $51.6 million. This amount includes an increase in fourth quarter of $4.6 million for a purchase accounting adjustment related to the Lightspan acquisition, done to align the deferred revenue balance at the acquisition date to the estimated fair value of the undelivered consulting days at that time. The year end 2004 deferred revenue balance increased 14% from the adjusted combined balance at October 31, 2003 and also increased 9% from our July 31, 2004 balance, before considering the impact of the adjustment.

GROSS PROFIT:
-------------

The overall gross profit margin for the quarter was 62.6%, versus 71.4% in fourth quarter 2003. Gross margins were impacted by several product mix factors, including:

     -    an increase in hardware sales, on which the company has little markup,


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     -    an increase in third party courseware sales, which have lower gross margins than the company's courseware sales,

     -    an increase in sales of products on which royalties are due, and

     - increased service revenue content, which generates lower gross margins.

Gross margins for the year 2004 were impacted by these factors as well, resulting in an overall gross margin of 64.3% versus 65.7% in 2003.

OPERATING EXPENSES:
-------------------

Our total operating expenses in the fourth quarter 2004 were $23.0 million. This compares to $25.8 million of operating expenses for the combined companies during last year's fourth quarter. Excluding amortization of intangibles, combined operating expenses decreased by about $3.0 million this quarter versus the same quarter last year, again assuming that the companies were combined in both periods. This change reflects the achievement of our fourth quarter goal of extracting cost synergies from the combined entity. This was accomplished in conjunction with increasing combined revenues between periods, which added about $700 thousand of variable expenses in the current quarter.

For the year, operating expenses have declined $16.6 million from 2003 on a pro-forma basis, before considering the added variable expenses of about $1.9 million generated by the increase in pro-forma revenue. Therefore, we have achieved our goal of realizing $15 to $20 million of cost reduction synergies this fiscal year, from the Lightspan acquisition.

EFFECTIVE INCOME TAX RATE:
--------------------------

Our income tax expense is 41.7% of pre-tax earnings for the quarter and exceeds consolidated pre-tax earnings for the year 2004. As we have discussed in the past, this is caused by losses incurred in our U.K. subsidiary, which cannot be offset against U.S. profits for tax provision purposes. We also cannot recognize tax benefits in the U.K. due to the history of losses in that entity. The result is recognition of income tax expense based on U.S. profits compared to consolidated pre-tax earnings that are near breakeven, due to inclusion of those U.K. losses.

BALANCE SHEET AND CASH FLOW:
----------------------------

I'll now highlight a few key points regarding our balance sheet and cash flow.

     - We generated about $18.3 million of EBITDA during 2004 as compared to $9 million in 2003, excluding restructure charges.

     - We also generated $27 million of cash from operations this year, $18.8 million of which was generated in the fourth quarter, compared to generation of $8.6 million for the year in 2003. Key generators of cashflow for the year were $18.1 million from earnings before taxes, depreciation and amortization, $4.8 million from improvements in accounts receivable metrics, and $7.8 million from increased deferred revenue, partially offset by increased prepaid expenses and liabilities.

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     -    Cash and marketable securities totaled $45.5 million at year-end, up over $14 million from our July 31, 2004 balances and up nearly $18 million from year-end 2003. We believe our business model will provide significant annual cash generation.

     -    We also remain free of any bank borrowings or similar debt.

     - Capitalized courseware development costs exceeded amortization by about $600,000 for the quarter and $2.3 million for the year, due to devoting substantial resources to to develop science and other courseware related to the New Media acquisition. These projects are just being completed and starting to be amortized. Other capital expenditures exceeded depreciation for the quarter by about $1 million due to implementation of additional PeopleSoft modules and laptop computer upgrades, to improve field productivity.

This concludes my formal remarks. I'll turn it back to Dave now for his further comments.

DAVE SMITH
----------

Thank you Larry.

Since assuming the role of CEO on November 17th, I have spent extensive time meeting with key employees, especially the field sales organization, and evaluating the operations of the company. Overall, I have been very impressed and encouraged by the high degree of professionalism and enthusiasm of those employees. In fact, several outstanding sales people, who had previously left the company, have expressed an interest in returning and we are in the process of bringing them back.

My evaluation has also confirmed the viability of our extensive product portfolio and the substantial value of the intellectual assets the company owns.

The market continues to trend upward, driven by No Child Left Behind and general public concern for improving our educational system. Demand for reading, math and science products will continue to lead that growth trend. PLATO Learning is uniquely positioned, with its broad product offering, to take advantage of that growth and continue to increase its market share.

As I mentioned earlier, much has been accomplished to-date, but many opportunities exist to substantially improve the performance of the company. I have initiated several key initiatives to capitalize on those opportunities.

First, while the initial integration of PLATO and Lightspan has been completed, much refinement is needed to realize the full potential of that acquisition. To that end, a reorganization of the field sales and service organizations has recently been completed to focus on the vertical markets of elementary, secondary and post secondary. Other


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reorganizations will be implemented to better support the field re-alignment and allocate resources accordingly.

Our product offerings and sales strategies will be focused to better fit the available market opportunities. Many of our products are currently not coming close to their full sales potential. With the wealth of our product portfolio, this is arguably one of the greatest opportunities we have to gain market share and grow revenues.

Also, now that we are a larger company as a result of the merger and growth, more classic methods, procedures and tools must be implemented to drive productivity and greater return on the assets employed in the business. These changes, such as establishing a formal product development process, will drive a more focused product development strategy, a better fit of products to the marketplace and greater accountability for performance throughout the company.

Additionally, as with most growing companies, the organizational and cost structures that appropriately support a small revenue base cannot profitably sustain a larger growing business. PLATO must restructure and re-align its resources to reduce costs and improve productivity of its assets. This will include full evaluation of its international operations and actions to improve their profitability.

Finally, we will establish a long range strategy and plan to clarify direction of the company and identify how to obtain the maximum return on our expansive intellectual assets over the long term.

These actions will obviously take time to implement, but they have already begun and I expect to complete them over the coming year.

2005 OUTLOOK
------------

I would now like to spend a few minutes discussing what this will mean for 2005 performance. As I said, we will be implementing the changes I discussed throughout this year, so it is prudent to expect that improvements will occur over that time, and not all immediately. We are not projecting high revenue growth, but are expecting a return to substantial profitability, excluding the impact of any restructure charges that may be incurred and before the cost of executive terminations.


Given our experience in 2004, the uncertainty of spending in the industry, the expected shift to subscription and service revenues, and the impact of changes being implemented in the company, we expect revenue to grow in the range of 4% to 7% in 2005. This of course will depend on industry growth rates and the timing of the impact of our changes.

The Albertson Foundation has also issued a press release that the Idaho Student Information Management System project is under review, due to increasing costs of that project. It is too

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early to know what, if any, impact this will have on our portion of the project, but we have eliminated revenue for this from our 2005 plan for now.

We anticipate revenue levels similar to or slightly below those of 2004 in the first two quarters, with growth occurring in the second half of the year. We have further tightened our revenue recognition policies for 2005, which should result in third quarter having the highest revenue for the year.

Gross margins are expected to be similar to or slightly below 2004, with improvements from the unusually high hardware sales in fourth quarter 2004 being offset by a change in revenue mix toward more subscription and service revenue, and by investments in the service area to support that growth. The largest impact of this will be in the first two quarters, with gross margins expected to be about 50% in first quarter and near 60% in second quarter.

Operating expenses are expected to decline from 2005 by about 4% to 6%, before the impact of any restructure charges or executive termination charges. These charges are estimated to be in the range of $3 million to $4 million, occurring primarily in the first quarter of the year. Amortization and depreciation expense is expected to be approximately $20 million.

The result is an expected pre-tax earnings range of about $8.5-$9.5 million for the year, excluding restructuring and termination charges.

The tax rate is currently estimated to be about 45%, depending on the timing and extent of losses in the U.K. subsidiary and actions taken to reduce those losses.

That concludes our formal remarks. We will now take any questions you may have. Operator.

Q&A
---

CLOSING STATEMENT
-----------------

Thank you again for joining us today. I am very optimistic about PLATO Learning's potential for profitable growth going forward. I hope I conveyed that optimism and my excitement about working with the company to achieve its full potential. I also look forward to working with you in the coming months.

Thank you and good bye.


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